Exhibit 99.1

FERRELLGAS PARTNERS REPORTS RECORD FOURTH-QUARTER RESULTS;

BALANCED GROSS PROFIT IMPROVEMENT WITH SIGNIFICANT EXPENSE SAVINGS DRIVING PERFORMANCE

OVERLAND PARK, KAN., October 1, 2012/PR Newswire/ — Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation’s largest distributors of propane, today reported record fiscal fourth quarter results for the period ended July 31, 2012.  The partnership’s Adjusted EBITDA rose 78% to a record $18.1 million from $10.1 million in the year-earlier quarter.

Propane sales increased modestly to 150.9 million gallons from 150.5 million gallons while gross profit increased 3% to a near record $130.0 million, as compared to $126.3 million achieved in the year ago period.  The results were achieved despite temperatures in the fiscal quarter that were 38% warmer than experienced in the prior year period.

President and Chief Executive Officer Steve Wambold explained, “Our fourth-quarter results highlight our ongoing efforts to both drive profitable growth and manage expenses in this highly competitive operating environment.  We remain committed to driving significant cost savings throughout our operations providing both the opportunity to be more competitive for new business and provide immediate financial returns for investors.”  Wambold indicated that the previously announced cost savings goal of $20 million would likely be surpassed by the end of fiscal 2013.

As expected, fourth-quarter revenues declined to $341.8 million from $449.7 million the year before attributable primarily to sharply lower wholesale propane costs. General and administrative expense declined nearly 35% to $8.4 million from $12.9 million the year before while operating expense was practically unchanged at $100.0 million on modestly increased sales volumes. Equipment lease expense rose slightly to $3.8 million from $3.6 million while

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interest expense improved nearly 6% to $22.4 million from $23.7 million.  The fourth-quarter seasonal net loss improved to $35.9 million, or $0.45 per common unit from $41.3 million, or $0.53 per common unit in the prior year quarter.

Commenting further on the outlook for fiscal 2013, Wambold noted, “We expect a continuation of our organic gallon growth. In addition, the opportunities for acquisitions seem to be heating up after a lull. Last month Ferrellgas strengthened its presence in California with the acquisition of Capitol City Propane in Sacramento.

For the fiscal year, propane sales volumes declined 2% to 878 million gallons sold despite temperatures that were 18% warmer than experienced in fiscal 2011.  Revenues totaled $2.3 billion, compared with $2.4 billion in fiscal 2011 while gross profit declined 7% to $641.9 million on lesser sales volumes and margins.  General and administrative decreased 29% to $37.1 million (including a $10.0 million litigation reserve recorded in the prior year quarter)  while operating expenses decreased 2% to $399.0 million, matching prior year distribution costs on a cent per gallon sold basis.  Equipment lease expense of $14.6 million was materially unchanged from year-ago levels. Interest expense declined more than 8% to $93.3 million. The net loss for the fiscal year improved to $10.9 million, or $0.14 per unit, versus $43.8 million, or $0.60 per unit.

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia and Puerto Rico. Ferrellgas employees indirectly own 21.7 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause

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results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2012, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, (913) 661-1530

Scott Brockelmeyer, Media Relations, (913) 661-1830

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FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	July 31, 2012	July 31, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$8,429	$7,437
Accounts and notes receivable, net (including $121,812 and $112,509 of accounts receivable pledged as collateral at July 31, 2012 and July 31, 2011, respectively)	124,004	159,532
Inventories	127,598	136,139
Prepaid expenses and other current assets	29,315	23,885
Total Current Assets	289,346	326,993

Property, plant and equipment, net	626,551	642,205
Goodwill	248,944	248,944
Intangible assets, net	189,118	204,136
Other assets, net	43,320	38,308
Total Assets	$1,397,279	$1,460,586

LIABILITIES AND PARTNERS’ CAPITAL(DEFICIT)

Current Liabilities:
Accounts payable	$47,824	$67,541
Short-term borrowings	95,730	64,927
Collateralized note payable	74,000	61,000
Other current liabilities	122,667	104,813
Total Current Liabilities	340,221	298,281

Long-term debt (a)	1,059,085	1,050,920
Other liabilities	25,499	23,068
Contingencies and commitments	—	—

Partners’ Capital(Deficit):
Common unitholders (79,006,619 and 75,966,353 units outstanding at July 31, 2012 and July 31, 2011, respectively)	43,701	139,614
General partner unitholder (798,047 and 767,337 units outstanding at July 31, 2012 and July 31, 2011, respectively)	(59,630)	(58,660)
Accumulated other comprehensive income (loss)	(13,159)	4,633
Total Ferrellgas Partners, L.P. Partners’ Capital(Deficit)	(29,088)	85,587
Noncontrolling Interest	1,562	2,730
Total Partners’ Capital(Deficit)	(27,526)	88,317
Total Liabilities and Partners’ Capital(Deficit)	$1,397,279	$1,460,586

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $182 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED JULY 31, 2012 AND 2011

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	July 31		July 31
	2012	2011	2012	2011
Revenues:
Propane and other gas liquids sales	$310,515	$421,746	$2,160,945	$2,212,257
Other	31,260	27,912	178,147	210,958
Total revenues	341,775	449,658	2,339,092	2,423,215

Cost of product sold:
Propane and other gas liquids sales	196,643	310,341	1,601,886	1,609,344
Other	15,112	13,038	95,323	124,470

Gross profit	130,020	126,279	641,883	689,401

Operating expense (including $126 and $626 of non-recurring severance charges for the three and twelve month periods ended July 31, 2012, respectively)	100,006	100,646	398,980	407,281
Depreciation and amortization expense	21,002	22,091	83,841	82,486
General and administrative expense (including $166 and $429 of non-recurring severance charges for the three and twelve month periods ended July 31, 2012, respectively)	8,445	12,889	37,116	52,160
Equipment lease expense	3,802	3,593	14,648	14,435
Non-cash employee stock ownership plan compensation charge	2,721	2,190	9,440	10,157
Non-cash stock and unit-based compensation charge (b)	3,976	(221)	8,843	13,488
Loss on disposal of assets and other	3,983	2,799	6,035	3,633

Operating income (loss)	(13,915)	(17,708)	82,980	105,761

Interest expense	(22,350)	(23,680)	(93,254)	(101,885)
Loss on extinguishment of debt	—	—	—	(46,962)
Other income, net	258	58	506	567

Loss before income taxes	(36,007)	(41,330)	(9,768)	(42,519)

Income tax expense (benefit)	(157)	(47)	1,128	1,241

Net loss	(35,850)	(41,283)	(10,896)	(43,760)

Net earnings (loss) attributable to noncontrolling interest (a)	(321)	(376)	56	(112)

Net loss attributable to Ferrellgas Partners, L.P.	(35,529)	(40,907)	(10,952)	(43,648)

Less: General partner’s interest in net loss	(356)	(409)	(110)	(436)

Common unitholders’ interest in net loss	$(35,173)	$(40,498)	$(10,842)	$(43,212)

Loss Per Unit
Basic and diluted net loss per common unitholders’ interest	$(0.45)	$(0.53)	$(0.14)	$(0.60)

Weighted average common units outstanding	78,992.0	75,907.6	77,572.4	72,313.6

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	July 31		July 31
	2012	2011	2012	2011

Net loss attributable to Ferrellgas Partners, L.P.	$(35,529)	$(40,907)	$(10,952)	$(43,648)
Income tax expense (benefit)	(157)	(47)	1,128	1,241
Interest expense	22,350	23,680	93,254	101,885
Depreciation and amortization expense	21,002	22,091	83,841	82,486
EBITDA	7,666	4,817	167,271	141,964
Loss on extinguishment of debt	—	—	—	46,962
Non-cash employee stock ownership plan compensation charge	2,721	2,190	9,440	10,157
Non-cash stock and unit-based compensation charge (b)	3,976	(221)	8,843	13,488
Loss on disposal of assets and other	3,983	2,799	6,035	3,633
Other income, net	(258)	(58)	(506)	(567)
Nonrecurring severance costs	292	—	1,055	—
Nonrecurring litigation reserve and related legal fees	—	987	892	12,120
Net earnings (loss) attributable to noncontrolling interest	(321)	(376)	56	(112)
Adjusted EBITDA (c)	18,059	10,138	193,086	227,645
Net cash interest expense (d)	(20,827)	(21,960)	(87,600)	(93,353)
Maintenance capital expenditures (e)	(4,526)	(3,516)	(16,044)	(15,437)
Cash paid for taxes	(664)	(557)	(764)	(591)
Proceeds from asset sales	1,428	1,721	5,742	5,994
Distributable cash flow to equity investors (f)	$(6,530)	$(14,174)	$94,420	$124,258

Propane gallons sales
Retail - Sales to End Users	95,031	95,611	619,318	655,408
Wholesale - Sales to Resellers	55,841	54,902	258,812	244,275
Total propane gallons sales	150,872	150,513	878,130	899,683

(a)  Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b)  Non-cash stock and unit-based compensation charges consist of the following:

	Three months ended		Twelve months ended
	July 31		July 31
	2012	2011	2012	2011
Operating expense	$795	$(75)	$2,747	$3,757
General and administrative expense	3,181	(146)	6,096	9,731
Total	$3,976	$(221)	$8,843	$13,488

(c)        Adjusted EBITDA is calculated as earnings (loss) before income tax expense(benefit), interest expense, depreciation and amortization expense, loss on extinguishment of debt, non-cash employee stock ownership plan compensation charge, non-cash stock and unit-based compensation charge, loss on disposal of assets and other, other income, net, nonrecurring severance costs, nonrecurring litigation reserve and related legal fees and net earnings (loss) attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it  allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)       Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)        Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)          Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.